Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus dated October 1, 2018, of our report dated March 12, 2018, with respect to the financial statements of Krystal Biotech, Inc. as of December 31, 2017 and 2016, and the related statements of operations, convertible preferred stock and stockholders’ and members’ equity and cash flows for each of the two years in the period ended December 31, 2017, and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
October 1, 2018